EXHIBIT 23.1


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                           CONSENT OF INDEPENDENT AUDITORS

     The Board of Directors
     Family Bargain Corporation:

     We consent to the inclusion in the registration statement (No. 333-      )
                                                                        ------
     and to the reference to our firm under the heading "Experts" in the prospectus on Form S-2 of Family Bargain Corporation of our report dated March 29, 1994, with respect to the balance sheet of Capin Mercantile Corporation as of December 31, 1993, and the related statements of earnings, changes in stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1993, which report is included herein.


              KPMG PEAT MARWICK LLP


     Phoenix, Arizona
     August 21, 1996